UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 29, 2015

World Health Energy Holdings, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-30256	59-2762023
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

511 Avenue of the Americas, # 710 New York, NY	10011
(Address of Principal Executive Offices)	(Zip Code)

(212) 884-8395

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On June 26, 2015, World Health Energy Holdings, Inc. (“WHEN”) entered into a Stock Purchase Agreement (the “Agreement”) with FSC Solutions, Inc. (“FSC”), a Delaware corporation. FSC is the owner of a proprietary trading platform and accompanying software.

Pursuant to the terms of the Agreement, WHEN will acquire all of the capital stock of FSC. In consideration, WHEN will issue 70 Billion common shares at closing with the possibility of the issuance of an additional 130 Billion common shares upon FSC meeting certain milestones as outlined in the Agreement. WHEN intends to employ FSC’s software and trading platform to enter the on-line trading industry.

The Merger Agreement contains customary representations, warranties and covenants by WHEN and FSC. The Closing of the Agreement is subject to customary closing conditions.

The foregoing summary of the Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Agreement, which will be filed as an exhibit to WHEN’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2015.

This Current Report on Form 8-K may be deemed to contain forward-looking statements, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including the expected completion of the transactions contemplated by the Agreement and the time frame in which this will occur. Statements regarding future events are based on the parties’ current expectations and are necessarily subject to associated risks related to the occurrence of any event, change or other circumstances, and general economic conditions. Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements. The forward-looking statements included herein are made only as of the date hereof, and Parent undertakes no obligation to revise or update any forward-looking statements for any reason.

Item 8.01. Other Events.

None

Exhibit Number	Exhibit Title or Description

None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 29, 2015	By:	/s/ Jason Lurie
	Name:	Jason Lurie
	Title:	Chief Financial Officer